Exhibit 23.2

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Gannett Co., Inc. and to the incorporation by reference therein of our reports dated February 24, 2009, with respect to the consolidated financial statements and schedule of Gannett Co., Inc. and the effectiveness of internal control over financial reporting of Gannett Co., Inc. included in its Annual Report (Form 10-K) for the year ended December 28, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

April 30, 2009